UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )*


                                  iBASIS, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    450732102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 28, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]   Rule 13d-1(b)
        [X]   Rule 13d-1(c)
        [ ]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 44 Pages

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 2 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 3 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 4 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 5 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Companion Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 6 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Advisors Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 7 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Advisors Fund (QP), L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 8 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 9 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 10 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 10 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 11 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 11 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 12 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 12 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 13 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 13 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 14 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 14 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 15 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 15 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 16 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 16 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 17 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 17 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 18 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 18 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 19 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 19 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 20 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 20 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 21 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,984,330 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,984,330 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,984,330 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 21 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 22 OF 44 PAGES
----------------------                                       -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas F. Farb
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,134,645 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,134,645 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,134,645 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 22 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 23 OF 44 PAGES
----------------------                                       -------------------

ITEM 1.

(a)    NAME OF ISSUER:  iBasis, Inc.

(b) Address of Issuer's Principal Executive Offices: 20 Second Avenue, Burlington, MA 01803

ITEM 2.

(a) Name of Persons Filing: Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, Summit Investors III, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan, Peter Y. Chung and Thomas F. Farb.

Summit Partners V, L.P. is the sole general partner of each of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P. and Summit V Advisors Fund (QP), L.P. Summit Partners, LLC is the sole general partner of Summit Partners V, L.P. Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung are individual general partners of each of Summit Partners, LLC, Summit Investors III, L.P. and Stamps, Woodsum & Co. IV. Mr. Farb is an individual general partner of each of Summit Partners, LLC and Summit Investors III, L.P.

(b) Address of Principal Business Office or, if none, Residence: The address of the principal business office of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, Summit Investors III, L.P. and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, Mohan and Farb is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

(c) Citizenship: Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P. and Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb is a United States citizen.

(d) Title of Class of Securities: Common Stock, $.001 par value per share

                               PAGE 23 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 24 OF 44 PAGES
----------------------                                       -------------------

(e) CUSIP Number: 450732-10-2

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.


ITEM 4.  OWNERSHIP

(a) Amount beneficially owned:

    Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 3,984,330 shares of Common Stock as of February 28, 2001. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung may be deemed to own beneficially 3,984,330 shares of Common Stock as of February 28, 2001. Mr. Farb may be deemed to own beneficially 2,134,645 shares of Common Stock as of February 28, 2001.

    As of February 28, 2001, Summit Ventures V, L.P. was the record owner of 1,584,700 shares of Common Stock. As of February 28, 2001, Summit V Companion Fund, L.P. was the record owner of 264,985 shares of Common Stock. As of February 28, 2001, Summit V Advisors Fund, L.P. was the record owner of 32,391 shares of Common Stock. As of February 28, 2001, Summit V Advisors Fund (QP), L.P. was the record owner of 105,994 shares of Common Stock. As of February 28, 2001, Summit Ventures IV, L.P. was the record owner of 1,849,685 shares of Common Stock. As of February 28, 2001, Summit Investors III, L.P. was the record owner of 146,575 shares of Common Stock. The shares held of record by Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit Ventures IV, L.P. and Summit Investors III, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 3,984,330 shares. In their capacities as individual general partners of Summit Partners, LLC, Summit Investors III, L.P. and Stamps, Woodsum & Co. IV, each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung may be deemed to own beneficially 3,984,330 shares. In his capacity as individual general partner of Summit Partners, LLC and Summit Investors III, L.P., Mr. Farb may be deemed to own beneficially 2,134,645 shares.

                               PAGE 24 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 25 OF 44 PAGES
----------------------                                       -------------------

    Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of iBasis, Inc., except in the case of Summit Ventures V, L.P. for the 1,584,700 shares which it holds of record, Summit V Companion Fund, L.P. for the 264,985 shares which it holds of record, Summit V Advisors Fund, L.P. for the 32,391 shares which it holds of record, Summit V Advisors Fund (QP), L.P. for the 105,994 shares which it holds of record, Summit Ventures IV, L.P. for the 1,849,685 shares which it holds of record and Summit Investors III, L.P. for the 146,575 shares which it holds of record.

(b) Percent of class:

    Summit Ventures V, L.P.:  9.2%
    Summit Partners V, L.P.:  9.2%
    Summit Partners, LLC:  9.2%
    Summit V Companion Fund, L.P.:  9.2%
    Summit V Advisors Fund, L.P.:  9.2%
    Summit V Advisors Fund (QP), L.P.:  9.2%
    Summit Investors III, L.P.:  9.2%
    Summit Ventures IV, L.P.:  9.2%
    Summit Partners IV, L.P.:  9.2%
    Stamps, Woodsum & Co. IV:  9.2%
    E. Roe Stamps, IV:  9.2%
    Stephen G. Woodsum:  9.2%
    Gregory M. Avis:  9.2%
    Martin J. Mannion:  9.2%
    Bruce R. Evans:  9.2%
    Walter G. Kortschak:  9.2%
    Thomas S. Roberts:  9.2%
    Joseph F. Trustey:  9.2%
    Kevin P. Mohan:  9.2%
    Peter Y. Chung:  9.2%
    Thomas F. Farb:  5.0%

    The foregoing percentages were calculated based on the 34,266,135 shares of Common Stock reported to be outstanding in a Annual Report on form 10-K for iBasis, Inc. filed on February 26, 2001 for the fiscal year ended December 31, 2000 and additional shares issued to shareholders of PriceInteractive, Inc. at the close of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of December 12, 2000, by and among iBasis, Inc., Penguin Acquisition Corp., PriceInteractive, Inc., the Principal Company Stockholders and Daniel J. Price and Summit Ventures IV, L.P. in their capacity as the Stockholder Representatives.

                               PAGE 25 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 26 OF 44 PAGES
----------------------                                       -------------------

(c) Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote:

       0 shares for each person.

       (ii)  Shared power to vote or to direct the vote:

       Summit Ventures V, L.P.:  3,984,330
       Summit Partners V, L.P.:  3,984,330
       Summit Partners, LLC:  3,984,330
       Summit V Companion Fund, L.P.:  3,984,330
       Summit V Advisors Fund, L.P.:  3,984,330
       Summit V Advisors Fund (QP), L.P.:  3,984,330
       Summit Investors III, L.P.:  3,984,330
       Summit Ventures IV, L.P.:  3,984,330
       Summit Partners IV, L.P.:  3,984,330
       Stamps, Woodsum & Co. IV:  3,984,330
       E. Roe Stamps, IV:  3,984,330
       Stephen G. Woodsum:  3,984,330
       Gregory M. Avis:  3,984,330
       Martin J. Mannion:  3,984,330
       Bruce R. Evans:  3,984,330
       Walter G. Kortschak:  3,984,330
       Thomas S. Roberts:  3,984,330
       Joseph F. Trustey:  3,984,330
       Kevin P. Mohan:  3,984,330
       Peter Y. Chung:  3,984,330
       Thomas F. Farb:  2,134,645

       (iii) Sole power to dispose or to direct the disposition of:

       0 shares for each reporting person

       (iv)  Shared power to dispose or to direct the disposition of:

       Summit Ventures V, L.P.:  3,984,330
       Summit Partners V, L.P.:  3,984,330
       Summit Partners, LLC:  3,984,330
       Summit V Companion Fund, L.P.:  3,984,330
       Summit V Advisors Fund, L.P.:  3,984,330
       Summit V Advisors Fund (QP), L.P.:  3,984,330
       Summit Investors III, L.P.:  3,984,330
       Summit Ventures IV, L.P.:  3,984,330

                               PAGE 26 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 27 OF 44 PAGES
----------------------                                       -------------------

       Summit Partners IV, L.P.:  3,984,330
       Stamps, Woodsum & Co. IV:  3,984,330
       E. Roe Stamps, IV:  3,984,330
       Stephen G. Woodsum:  3,984,330
       Gregory M. Avis:  3,984,330
       Martin J. Mannion:  3,984,330
       Bruce R. Evans:  3,984,330
       Walter G. Kortschak:  3,984,330
       Thomas S. Roberts:  3,984,330
       Joseph F. Trustey:  3,984,330
       Kevin P. Mohan:  3,984,330
       Peter Y. Chung:  3,984,330
       Thomas F. Farb:  2,134,645

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.      CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               PAGE 27 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 28 OF 44 PAGES
----------------------                                       -------------------

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated: March 9, 2001


SUMMIT VENTURES V, L.P.                     SUMMIT V COMPANION FUND, L.P.

By: Summit Partners V, L.P.                 By: Summit Partners V, L.P.

By: Summit Partners, LLC                    By: Summit Partners, LLC

By:             *                           By:             *
   ---------------------------------           ---------------------------------
      General Partner                             General Partner

SUMMIT V ADVISORS FUND (QP), L.P.           SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                 By: Summit Partners V, L.P.

By: Summit Partners, LLC                    By: Summit Partners, LLC

By:             *                           By:             *
   ---------------------------------           ---------------------------------
      General Partner                             General Partner

SUMMIT PARTNERS V, L.P.                     SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC                    By:             *
                                               ---------------------------------
                                                  General Partner
By:             *
   ---------------------------------
      General Partner                       SUMMIT VENTURES IV, L.P.

SUMMIT PARTNERS, LLC                        By:  Summit Partners IV, L.P.

                                            By:  Stamps, Woodsum & Co. IV

By:             *                           By:             *
   ---------------------------------           ---------------------------------
      General Partner                             E. Roe Stamps, IV
                                                  General Partner

                               PAGE 28 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 29 OF 44 PAGES
----------------------                                       -------------------

SUMMIT PARTNERS IV, L.P.                    STAMPS, WOODSUM & CO. IV

By:  Stamps, Woodsum & Co. IV               By:            *
                                               ---------------------------------
                                                  E. Roe Stamps, IV
                                                  General Partner
By:            *
   ---------------------------------
      E. Roe Stamps, IV
      General Partner


              *                                          *
------------------------------------        ------------------------------------
E. Roe Stamps, IV                           Stephen G. Woodsum


              *                                          *
------------------------------------        ------------------------------------
Martin J. Mannion                           Gregory M. Avis


              *                                          *
------------------------------------        ------------------------------------
Bruce R. Evans                              Walter G. Kortschak


              *                                          *
------------------------------------        ------------------------------------
Thomas S. Roberts                           Joseph F. Trustey


              *                                          *
------------------------------------        ------------------------------------
Kevin P. Mohan                              Peter Y. Chung


                                            *By: /s/ Thomas F. Farb
                                                --------------------------------
                                                 Thomas F. Farb
                                                 Individually and as
                                                 Attorney-in-fact

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.

                               PAGE 29 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 30 OF 44 PAGES
----------------------                                       -------------------

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

       Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of iBasis, Inc.

       This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

       EXECUTED this 9th day of March, 2001


SUMMIT VENTURES V, L.P.                     SUMMIT V COMPANION FUND, L.P.

By: Summit Partners V, L.P.                 By: Summit Partners V, L.P.

By: Summit Partners, LLC                    By: Summit Partners, LLC

By:             *                           By:             *
   ---------------------------------           ---------------------------------
      General Partner                             General Partner

SUMMIT V ADVISORS FUND (QP), L.P.           SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                 By: Summit Partners V, L.P.

By: Summit Partners, LLC                    By: Summit Partners, LLC

By:             *                           By:             *
   ---------------------------------           ---------------------------------
      General Partner                             General Partner

SUMMIT PARTNERS V, L.P.                     SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC                    By:             *
                                               ---------------------------------
                                                  General Partner
By:             *
   ---------------------------------
      General Partner

                               PAGE 30 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 31 OF 44 PAGES
----------------------                                       -------------------

SUMMIT PARTNERS, LLC                       SUMMIT VENTURES IV, L.P.

                                            By:  Summit Partners IV, L.P.

                                            By:  Stamps, Woodsum & Co. IV

By:             *                           By:             *
   ---------------------------------           ---------------------------------
      General Partner                             E. Roe Stamps, IV
                                                  General Partner

SUMMIT PARTNERS IV, L.P.                    STAMPS, WOODSUM & CO. IV

By:  Stamps, Woodsum & Co. IV               By:            *
                                               ---------------------------------
                                                  E. Roe Stamps, IV
                                                  General Partner
By:            *
   ---------------------------------
      E. Roe Stamps, IV
      General Partner


              *                                          *
------------------------------------        ------------------------------------
E. Roe Stamps, IV                           Stephen G. Woodsum


              *                                          *
------------------------------------        ------------------------------------
Martin J. Mannion                           Gregory M. Avis


              *                                          *
------------------------------------        ------------------------------------
Bruce R. Evans                              Walter G. Kortschak


              *                                          *
------------------------------------        ------------------------------------
Thomas S. Roberts                           Joseph F. Trustey


              *                                          *
------------------------------------        ------------------------------------
Kevin P. Mohan                              Peter Y. Chung

                               PAGE 31 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 32 OF 44 PAGES
----------------------                                       -------------------

                                            *By: /s/ Thomas F. Farb
                                                --------------------------------
                                                 Thomas F. Farb
                                                 Individually and as
                                                 Attorney-in-fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.

                               PAGE 32 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 33 OF 44 PAGES
----------------------                                       -------------------

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co., III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                               PAGE 33 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 34 OF 44 PAGES
----------------------                                       -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                     /s/ E. Roe Stamps, IV
                                                     ---------------------------
                                                     E. Roe Stamps, IV



Commonwealth of Massachusetts       )
                                    )        ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000

                               PAGE 34 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 35 OF 44 PAGES
----------------------                                       -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                     /s/ Stephen G. Woodsum
                                                     ---------------------------
                                                     Stephen G. Woodsum



Commonwealth of Massachusetts       )
                                    )        ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000

                               PAGE 35 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 36 OF 44 PAGES
----------------------                                       -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                     /s/ Martin J. Mannion
                                                     ---------------------------
                                                     Martin J. Mannion



Commonwealth of Massachusetts       )
                                    )        ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000

                               PAGE 36 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 37 OF 44 PAGES
----------------------                                       -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                                     /s/ Gregory M. Avis
                                                     ---------------------------
                                                     Gregory M. Avis



State of California                         )
                                            )        ss:
County of Santa Clara                       )

         On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000


                               PAGE 37 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 38 OF 44 PAGES
----------------------                                       -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                     /s/ Thomas S. Roberts
                                                     ---------------------------
                                                     Thomas S. Roberts



Commonwealth of Massachusetts       )
                                    )        ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000

                               PAGE 38 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 39 OF 44 PAGES
----------------------                                       -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                     /s/ Bruce R. Evans
                                                     ---------------------------
                                                     Bruce R. Evans



Commonwealth of Massachusetts       )
                                    )        ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000

                               PAGE 39 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 40 OF 44 PAGES
----------------------                                       -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                                     /s/ Walter G. Kortschak
                                                     ---------------------------
                                                     Walter G. Kortschak



State of California                         )
                                            )        ss:
County of Santa Clara                       )

         On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000

                               PAGE 40 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 41 OF 44 PAGES
----------------------                                       -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                     /s/ Joseph F. Trustey
                                                     ---------------------------
                                                     Joseph F. Trustey



Commonwealth of Massachusetts       )
                                    )        ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000

                               PAGE 41 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 42 OF 44 PAGES
----------------------                                       -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                     /s/ Kevin P. Mohan
                                                     ---------------------------
                                                     Kevin P. Mohan



Commonwealth of Massachusetts       )
                                    )        ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000

                               PAGE 42 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 43 OF 44 PAGES
----------------------                                       -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                                     /s/ Peter Y. Chung
                                                     ---------------------------
                                                     Peter Y. Chung



Commonwealth of Massachusetts       )
                                    )        ss:
County of Suffolk                   )

         On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000

                               PAGE 43 OF 44 PAGES

----------------------                                       -------------------
CUSIP NO.  450732-10-2                13G                    PAGE 44 OF 44 PAGES
----------------------                                       -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                                     /s/ Thomas F. Farb
                                                     ---------------------------
                                                     Thomas F. Farb



Commonwealth of Massachusetts       )
                                    )        ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Thomas S. Farb, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                                     /s/ Cynthia R. Freedman
                                                     ---------------------------
                                                     Notary Public

                                                     My Commission Expires:
                                                     October 20, 2000


                               PAGE 44 OF 44 PAGES